Filed Pursuant to Rule 433

Registration Statement No. 333-188518

May 22, 2013

WESCO AIRCRAFT HOLDINGS, INC.

The following information supplements the Preliminary Prospectus Supplement dated May 20, 2013, and is filed pursuant to Rule 433, under Registration No. 333-188518

Issuer:	Wesco Aircraft Holdings, Inc.
Shares Offered:	15,000,000
Offering Price:	$16.00
Gross Proceeds:	$240,000,000

We have been advised by the underwriters that, prior to purchasing the shares being offered pursuant to the prospectus, on May 22, 2013, one of the underwriters purchased on behalf of the syndicate, 23,514 shares at an average price of $15.99906 per share in stabilizing transactions.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents (including the preliminary prospectus supplement) the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. at 1-888-603-5847.